FOR IMMEDIATE RELEASE

BRAINTECH and ABB to Expand TrueView™ Business

Companies Extend Existing Strategic Relationship With New Agreement,

Granting ABB Non-Exclusive Right To Sub-License Braintech's

eVF™ To Global Channel Partners

AUBURN HILLS, MI & NORTH VANCOUVER, B.C. - January 18, 2004 - ABB (NYSE:ABB), a global leader in power and automation technologies, and Braintech, Inc. (OTCBB:BRHI), a pioneer in Vision Guided Robotics ("VGR") technologies, today jointly announced the signing of a new, expanded strategic agreement between the Companies providing for Braintech to grant ABB rights to its proprietary and patented VGR technologies.

In 2004, Braintech awarded ABB rights to market eVisionFactory™, ("eVF™") to the automotive industry within North America. eVF™ is a comprehensive software platform for developing, operating and managing VGR solutions and is the key enabling software that powers ABB's TrueView™ Robotic systems. Currently, TrueView™ is in operation or scheduled for installation in a number of manufacturing facilities operated by many North American automakers and auto parts manufactures.

As a result of achieving market acceptance for TrueView™ through 2004, the two companies plan to initiate a significant sales program starting the first quarter 2005. Accordingly, the agreement was amended allowing ABB to market TrueView™, exclusively powered by Braintech technology, to the countries of the European Economic Union and sub-license TrueView™ to their business partners on a worldwide basis.

Jerry Osborn, General Manager of the ABB Robotic Automation group, stated, "We're very pleased with the market acceptance of TrueView™ and are working closely with Braintech to further increase our market share. Our message is simple - VGR will dramatically improve our customers operations and TrueView™ is 'heads and shoulders' ahead of our competitor's offerings."

According to the Automated Imaging Association, the market for VGR materials handling and assembly (i.e. software, robots and integration) exceeds $2 billion per year on a global basis. Moreover, in 2000, the world machine vision market was $6.2 billion - addressing just 10% of potential applications - with forecasted growth expected to exceed 20% per year through 2006.

"Partnering with ABB, Braintech played a vital role in introducing the TrueView™ line of vision guided robotics systems in Spring 2004. The initial response we have received from the North American automotive marketplace has been very impressive, resulting in an extraordinary pipeline of new business opportunities and joint customer wins for both of our Companies. Moving forward, we intend to fully support ABB's bid for market dominance in VGR - both in the US and in Europe - and look forward to perpetuating our mutual successes on a global basis," added Owen Jones, Chief Executive Officer of Braintech.

About ABB (www.abb.com)

ABB's Robotics, Automotive and Manufacturing group is a leading supplier of robots, robotic systems and automation systems to the automotive, manufacturing and consumer industries. With more than 120,000 robots installed worldwide and more than 5,000 employees, ABB is a global leader in flexible factory automation.

ABB is a leader in power and automation technologies that enable utility and industry customers to improve performance while lowering environmental impact. The ABB Group of companies operates in 100 countries and employs about 105,000 people worldwide.

About Braintech, Inc. (www.braintech.com)

Braintech's VGR technologies are revolutionizing manufacturing by giving industrial robots the "eyes" to handle and assemble parts with a high degree of consistent quality and productivity. Braintech's scientific capabilities, engineering expertise and commitment to support are embedded in the Company's VGR software product called eVisionFactory™, or "eVF™," and is used to develop, operate and support VGR solutions. To date, Braintech's VGR solutions have been installed at Ford Motor Company, General Motors, Delphi, TI Automotive Group, Pullman Industries and Toyota.

SC3D, eVF and eVisionFactory are registered trademarks of Braintech Canada, Inc.

TrueView and ABB are trademarks of ABB, Inc.

Statements in this document that are not purely historical are forward-looking statements and reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as technical difficulties in developing the products; competition from other suppliers of similar products; pricing that may not be acceptable to potential markets; and many other known and unknown factors. Readers should also refer to the risk disclosures outlined in the Company's 10-KSB and 10-QSB Forms filed from time to time with the SEC.

For more information, please contact:
Braintech, Inc.
Jim Dara, VP Sales, GM North American Operations
248-219-9400 / jimdara@braintech.com
or
Elite Financial Communications Group
Stephanie Noiseux, EVP of Client Relations
407-585-1080 / brhi@efcg.net